[Logo of Texas Pacific Group]




                                 January 31, 2005




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549



     This letter confirms that David Spuria and John
E. Viola are authorized and designated to sign all securities and related filings with the Securities and Exchange Commission, including Forms 3,4 and 5, on my behalf. This authorization and designation shall be valid for three years from the date of this letter.


                                             Very truly yours,
                                             /s/ Kevin Burns
                                             Kevin Burns












8301 Commerce Street, Suite 3300     TEL (817)871-4000
Fort Worth, TX 76102                 FAX (817)871-4088